Exhibit 23
                                                                  ----------

                                                                  Exhibit B
                                                                  ---------



                           STOCKHOLDERS AGREEMENT


                                by and among

            FORSTMANN LITTLE & CO. EQUITY PARTNERSHIP-VII, L.P.

       FORSTMANN LITTLE & CO. SUBORDINATED DEBT AND EQUITY MANAGEMENT
                       BUYOUT PARTNERSHIP-VIII, L.P.

                    [TELEFONOS DE MEXICO, S.A. de C.V.]

                                    and
                          XO COMMUNICATIONS, INC.

                                dated as of

                           _______________, 2002

                             TABLE OF CONTENTS
                             -----------------
                                                                       Page
                                                                       ----

ARTICLE I DEFINITIONS....................................................1

1.1. Definitions.........................................................1
1.2. General Interpretation..............................................1


ARTICLE II CORPORATE GOVERNANCE..........................................2

2.1. Board of Directors..................................................2
2.2. Election of Directors...............................................2
2.3. Board Vacancies.....................................................4
2.4. Quorum Requirements.................................................4
2.5. Initial Directors; Certificate of Incorporation and By-laws.........4
2.6. Veto Rights.........................................................5
2.7. Committees..........................................................5
2.8. Executive Officers..................................................7
2.9. Directors' Indemnification..........................................8
2.10. Expenses...........................................................8
2.11. Non-Voting Observer................................................9
2.12. Consultation Rights................................................9


ARTICLE III CERTAIN COVENANTS............................................9

3.1. Voting..............................................................9
3.2. Cooperation........................................................10
3.3. Restrictions on other Agreements...................................10
3.4. Right of First Refusal on Major Events.............................10


ARTICLE IV TRANSFER RESTRICTIONS........................................12

4.1. Restrictions on Transfers of Shares................................12
4.2. Transfers During Investment Period.................................12
4.3. General Conditions to Transfer.....................................12
4.4. Termination of Transfer Restrictions...............................13


ARTICLE V STANDSTILL PROVISIONS.........................................13

5.1. Standstill Provisions..............................................13
5.2. Exceptions to the Standstill Provisions............................14


ARTICLE VI [INTENTIONALLY OMITTED]......................................14


ARTICLE VII PREEMPTIVE RIGHTS...........................................14

7.1. Preemptive Rights..................................................14
7.2. Substitute Securities..............................................16


ARTICLE VIII TERM.......................................................17

8.1. Term...............................................................17


ARTICLE IX GENERAL......................................................17

9.1. Accounting; Financial Statements and Other Information.............17
9.2. Competition........................................................18
9.3. Legend on Stock Certificates, Etc..................................18
9.4. Successors and Assigns.............................................19
9.5. Entire Agreement...................................................19
9.6. Notices............................................................19
9.7. Amendments.........................................................21
9.8. Counterparts.......................................................21
9.9. Headings...........................................................21
9.10. Governing Law.....................................................21
9.11. Submission to Jurisdiction........................................21
9.12. Waiver of Jury Trial..............................................21
9.13. Severability......................................................21
9.14. Third Party Beneficiaries.........................................22
9.15. Remedies..........................................................22

                           STOCKHOLDERS AGREEMENT
                           ----------------------

          STOCKHOLDERS AGREEMENT (this "Agreement") is made as of______, 2002, by and among FORSTMANN LITTLE & CO. EQUITY PARTNERSHIP-VII, L.P., a Delaware limited partnership ("Equity VII"), FORSTMANN LITTLE & CO. SUBORDINATED DEBT AND EQUITY MANAGEMENT BUYOUT PARTNERSHIP-VIII, L.P., a Delaware limited partnership ("MBO VIII" and collectively with Equity VII and their Permitted Transferees, "Forstmann Little"), [TELEFONOS DE MEXICO, S.A. de C.V., a sociedad anonima de capital variable organized under the laws of the United Mexican States] (together with its Subsidiaries and its Permitted Transferees, "Telmex" and Telmex and Forstmann Little sometimes being hereinafter collectively referred to as the "Investors" and individually as an "Investor") and XO Communications, Inc., a Delaware corporation ("XO" or the "Company").

                            W I T N E S S E T H:
                            --------------------

          WHEREAS, the Company and the Investors are parties to that certain Stock Purchase Agreement, dated as of January 15, 2002 (the "Stock Purchase Agreement") pursuant to which Forstmann Little is purchasing __________ shares of Class A Common Stock, par value $0.01 per share, of the Company ("Class A Common Stock"), and two shares of Class D Common Stock, par value $0.01 per share, of the Company ("Class D Common Stock") and Telmex is purchasing __________ shares of Class C Common Stock, par value $0.01 per share, of the Company ("Class C Common Stock", together with the Class A Common Stock and Class D Common Stock sometimes being hereinafter collectively referred to as "Common Stock");

          WHEREAS, the Stock Purchase Agreement contemplates that the parties hereto will enter into this Agreement and the parties hereto deem it to be in their best interests to establish and set forth their agreement with respect to certain rights and obligations associated with ownership of Common Stock;

          WHEREAS, the execution and delivery of this Agreement is a condition to the closing of the Stock Purchase Agreement.

          NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, the parties hereto hereby agree as follows:

                                 ARTICLE I

                                DEFINITIONS

          1.1. Definitions. Capitalized terms used in this Agreement shall have the meanings set forth in Annex A.

          1.2. General Interpretation. For all purposes of this Agreement, unless otherwise expressly provided or unless the context requires otherwise:

          (a) the terms defined in Annex A to this Agreement may include both the plural and singular, as the context may require;

          (b) the words "herein", "hereto" and "hereby", and other words of similar import, refer to this Agreement as a whole and not to any particular Article, Section or other subdivision of this Agreement;

          (c) unless otherwise specified, references to Articles, Sections, clauses, subclauses, subparagraphs, Annexes and Schedules are references to Articles, Sections, clauses, subclauses, subparagraphs, Annexes and Schedules of this Agreement;

          (d) the words "including" and "include" and other words of similar import shall be deemed to be followed by the phrase "without limitation";

          (e) any reference herein to a statute, rule or regulation of any governmental entity (or any provision thereof) shall include such statute, rule or regulation (or provision thereof), including any successor thereto, as it may be amended from time to time; and

          (f) whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice versa.

                                ARTICLE II

                            CORPORATE GOVERNANCE

          2.1. Board of Directors. The total number of authorized directors constituting the Board of Directors of the Company from time to time (each, a "Director" and collectively, the "Board of Directors" or the "Board") shall be determined in the manner specified by the By-laws. Each Investor shall take, or cause to be taken, and shall use its reasonable best efforts to cause the Company to take, or cause to be taken, all action necessary to cause the By-laws to provide that, prior to the Board Representation Date, the Board of Directors shall be fixed at twelve and, at and after the Board Representation Date, the Board of Directors may be expanded to include a greater number of Directors as set forth in Section 2.2(d). The initial Directors shall be those individuals determined pursuant to Section 2.5. Thereafter, the Directors shall be elected annually in accordance with the Certificate of Incorporation, By-laws and this Article II.

          2.2. Election of Directors. (a) Prior to the Board Representation Date, so long as Forstmann Little Beneficially Owns shares of Common Stock representing at least 10% of the outstanding shares of Common Stock, Forstmann Little shall have the right to appoint or nominate to the Board of Directors such number of Directors, equal to the sum of (A) (i) a fraction in which the numerator is the total number of outstanding shares of Common Stock Beneficially Owned by Forstmann Little, and the denominator is the total number of shares of Common Stock outstanding, multiplied by
(ii) the total number of Directors on the Board of Directors, rounded up to the nearest whole number, plus (B) (i) a fraction in which the numerator is the total number of outstanding shares of Common Stock Beneficially Owned by Telmex, and the denominator is the total number of shares of Common Stock outstanding multiplied by (ii) the total number of Directors on the Board of Directors, rounded up to the nearest whole number; provided, however, that Forstmann Little shall, in connection with such appointment or nomination, include among its appointees or nominees, if so requested by Telmex by written notification, the Telmex Independent Designees. At the Board Representation Date, Telmex shall cause the Telmex Independent Designees nominated pursuant to this Section 2.2(a) to resign from the Board and such Directors shall thereafter be replaced in accordance with
Section 2.2(b) or Section 2.3, as applicable. The Directors nominated or appointed by Forstmann Little pursuant to Article II (other than Telmex Independent Designees) are referred to herein individually as a "Forstmann Little Designee" or collectively as the "Forstmann Little Designees." The Directors appointed or nominated by Telmex pursuant to Article II (including the Telmex Independent Designees) are referred to herein individually as a "Telmex Designee" or collectively as the "Telmex Designees." The Forstmann Little Designees and the Telmex Designees are sometime referred to herein individually as an "Investor Designee" or collectively as the "Investor Designees."

          (b) At and after the Board Representation Date, so long as an Investor Beneficially Owns shares of Common Stock representing at least 10% of the outstanding shares of Common Stock, such Investor shall have the right to appoint or nominate to the Board of Directors such number of Directors, rounded up to the next whole number, equal to the product of (i) a fraction in which the numerator is the total number of outstanding shares of Common Stock Beneficially Owned by such Investor, and the denominator is the total number of shares of Common Stock outstanding, multiplied by (ii) the total number of Directors on the Board of Directors.

          (c) At each annual meeting of stockholders held at which the term of office of one or more Directors expires, the Company shall nominate the Forstmann Little Designees and the Telmex Designees to serve as Directors and shall include such Directors in the slate of nominees recommended by the Board to stockholders for election as Directors; provided that, if any such person declines or is unable to accept the nomination, and if Forstmann Little or Telmex, as the case may be, determines to designate another person, the Company shall nominate and include in such slate of nominees such other person designated by Forstmann Little or Telmex, as the case may be.

          (d) Each Investor shall take, or cause to be taken, and shall use its reasonable best efforts to cause the Company to take, or cause to be taken, all action necessary to cause the Board to include, in addition to the Investor Designees, the Chief Executive Officer of the Company and such number of other independent Directors (the "Independent Directors") as shall be required by any stock exchange or quotation system on which the Common Stock is quoted or listed. The initial Independent Directors shall be approved by each of the Investors.

          (e) At each such time after the Closing Date as the percentage Beneficial Ownership in the Company of an Investor is increased or decreased, the number of Investor Designees to be designated by such Investor shall be recalculated in accordance with the procedure set forth in Section 2.2(a). Any change resulting from the application of this
Section 2.2(e) shall be effected on the earlier to occur of (x) the first meeting of stockholders of the Company following the determination of such change, and (y) the first meeting of the Board of Directors following the determination of such change.

          2.3. Board Vacancies. (a) Each Investor Designee shall hold office until his or her death, resignation or removal or until his or her successor shall have been duly elected and qualified. If any Forstmann Little Designee shall cease to serve as a Director of the Company (and any committee thereof) for any reason, each Investor shall take, or cause to be taken, and shall use its reasonable best efforts to cause the Company to take, or cause to be taken, such action as is necessary so that the vacancy resulting thereby can be filled by another person designated by Forstmann Little in accordance with this Agreement. If any Telmex Designee shall cease to serve as a Director of the Company (and any committee thereof) for any reason, each Investor shall take, or cause to be taken, and shall use its reasonable best efforts to cause the Company to take, or cause to be taken, such action as is necessary so that the vacancy resulting thereby can be filled by another person designated by Telmex in accordance with the terms of this Agreement. Any Director appointed (or nominated and elected) to replace another Director shall serve for the remainder of the term of the Director being replaced, subject to earlier death, resignation or removal or until his successor shall have been duly elected and qualified. In the event that at any time during the term of this Agreement there exist vacancies on the Board due to the death, resignation or removal of an Investor Designee, each of the Investors agrees to use its best efforts to designate successors to fill any such vacancies as promptly as practicable, but in no event later than the 30th day following such vacancy (the period from the first date of such vacancy until the earlier to occur of the filling of such vacancy or the 30th day thereafter, the "Vacancy Period"); provided, however, that if such vacancy is not filled during such 30-day period, the Investor that has the right to fill such vacancy may do so at any time following such 30-day period. During the Vacancy Period, no action (except for such Board actions as are required to fill such vacancy in accordance with the terms of this Agreement) may be taken by the Board until such vacancy is filled or this requirement is waived by the Investor that has the right to fill such vacancy. Each Independent Director shall hold office until his or her death, resignation or removal or until his or her successor shall have been duly elected and qualified. If any Independent Director shall cease to serve as a Director of the Company (and any committee thereof) for any reason, the vacancy resulting thereby shall be filled by another person selected by the Board of Directors in accordance with the By-laws and approved by each of the Investors.

          (b) No Forstmann Little Designee may be removed from office except by Forstmann Little and no Telmex Designee may be removed from office except by Telmex. Forstmann Little shall have the right to remove any Forstmann Little Designee, and Telmex shall have the right to remove any Telmex Designee, in each case, with or without cause, at any time.

          2.4. Quorum Requirements. During such time as Forstmann Little Beneficially Owns shares of Common Stock representing at least 10% of the outstanding shares of Common Stock, the Board of Directors may not take any action unless a quorum consisting of at least one Forstmann Little Designee is present and during such time as Telmex Beneficially Owns shares of Common Stock representing at least 10% of the outstanding shares of Common Stock, the Board of Directors may not take any action unless a quorum consisting of at least one Telmex Designee (which, prior to the Board Representation Date, shall be a Telmex Independent Designee, to the extent a Telmex Independent Designee has been designated pursuant to Section 2.2(a)) is present.

          2.5. Initial Directors; Certificate of Incorporation and By-laws.
(a) The initial Directors of the Company shall consist of those individuals selected by the mutual written agreement of the Investors and the Company (consistent with the procedures set forth in Section 2.2) prior to the Closing Date. Each Investor, by its execution and delivery of this Agreement, shall be deemed to have ratified and approved the appointment of the initial Directors. Subject to Section 2.2(e), each of the initial Directors shall serve in such office until the first annual stockholders meeting (or until his earlier death, resignation or removal or until his successor shall have been duly elected and qualified).

          (b) On the Closing Date, the Certificate of Incorporation and By-laws of the Company shall be substantially in the forms appended as Annex B and C hereto.

          2.6. Veto Rights. So long as (i) an Investor Beneficially Owns shares of Class A Common Stock representing at least 20% of the outstanding shares of Common Stock and (ii) no Major Event or Acquisition has occurred, the approval of at least one Director nominated or appointed by such Investor shall be required before the Company may take any of the following actions:

          (i) amend, alter or repeal the Certificate of Incorporation or By-Laws, or any part thereof, or amend, alter or repeal any constituent instruments of any Company Subsidiary, or any part thereof;

          (ii) enter into any transaction with any Affiliate (other than a wholly owned Subsidiary of the Company), officer, director or stockholder of the Company, except for compensation and benefits paid to Directors and Officers in the ordinary course of business and other than those entered into concurrently with or prior to the Closing Date;

          (iii) file any voluntary petition for bankruptcy or for receivership (including a voluntary petition for the liquidation, dissolution or winding up of the Company or any of its Subsidiaries other than a liquidation of a Subsidiary in which all the assets of the liquidating Subsidiary are distributed to the Company or another Subsidiary of the Company) or make any assignment for the benefit of creditors;

          (iv) adopt any stockholder rights plan or other anti-takeover provisions in any document or instrument; or

          (v) issue or agree to issue any Preferred Stock.

          2.7. Committees. (a) Subject to Section 2.7(b), the federal securities laws, and the rules and regulations of the SEC and any stock exchange or quotation system on which the Common Stock is quoted or listed, so long as an Investor Beneficially Owns shares of Common Stock representing at least 10% of the outstanding shares of Common Stock, each Investor shall take, or cause to be taken, and shall use its reasonable best efforts to cause the Company to take, or cause to be taken, all action necessary to provide that at least one of the Director designees of such Investor (which, as to Telmex, prior to the Board Representation Date, shall be a Telmex Independent Designee, to the extent that a Telmex Independent Designee has been designated pursuant to Section 2.2(a)) shall be entitled to sit on each committee of the Board and each Investor shall take, or cause to be taken, and shall use its reasonable best efforts to cause the Company to take, or cause to be taken, all action necessary to cause such designee to be appointed to each of the committees of the Board as may be requested at any time or from time to time by Forstmann Little or Telmex, as the case may be.

          (b) Each Investor shall take, or cause to be taken, and shall use its reasonable best efforts to cause the Company to take, or cause to be taken, all action necessary to provide that the Board of Directors shall annually, during the term of this Agreement, appoint an Executive Committee which shall be comprised of five members, including the Chief Executive Officer of the Company. Prior to the Board Representation Date, Forstmann Little shall have the right to have (i) three of its Director designees on the Executive Committee so long as Forstmann Little Beneficially Owns shares of Common Stock representing 15% or more of the outstanding shares of Common Stock or (ii) two of its Director designees on the Executive Committee so long as Forstmann Little Beneficially Owns shares of Common Stock representing at least 10% of the outstanding shares of Common Stock but less than 15% of the outstanding shares of Common Stock. Prior to the Board Representation Date, Telmex shall have the right to have one Telmex Independent Designee (to the extent a Telmex Independent Designee has been designated pursuant to Section 2.2(a)) on the Executive Committee so long as Telmex Beneficially Owns shares of Common Stock representing at least 10% of the outstanding shares of Common Stock. After the Board Representation Date, each Investor shall have the right to have (i) two of its Director designees on the Executive Committee so long as such Investor Beneficially Owns shares of Common Stock representing 15% or more of the outstanding shares of Common Stock or (ii) one of its Director designees on the Executive Committee so long as such Investor Beneficially Owns shares of Common Stock representing at least 10% of the outstanding shares of Common Stock but less than 15% of the outstanding shares of Common Stock. The initial Executive Committee shall consist of the Chief Executive Officer of the Company, three Forstmann Little Designees and one Telmex Independent Designee.

          (c) The Company shall not, and each Investor shall cause the Company to not, directly or indirectly, and shall not permit any of the Company's Subsidiaries to, directly or indirectly, take any of the following actions (except to the extent any such action is specifically authorized under the Transaction Documents) without the approval of (x) prior to the Board Representation Date, at least three-fifths of the members of the Executive Committee, or (y) at and after the Board Representation Date, at least two-thirds of the members of the Executive
Committee:

          (i) adopt a new Business Plan, materially modify the Business Plan or take any action that would constitute a material deviation from the Business Plan;

          (ii) approve or recommend a Major Event;

          (iii) acquire, by purchase, merger or otherwise, in one transaction or a series of related transactions, any equity or other ownership interest in, or assets of, any Person in exchange for consideration with a Fair Market Value greater than $100 million;

          (iv) authorize for issuance or issue any equity securities or Equity Derivative Securities in one transaction or a series of related transactions with a Fair Market Value at the time of issuance in excess of $100 million (excluding any Permitted Benefit Plan Issuance);

          (v) purchase, redeem, prepay, acquire or retire for value any shares of its capital stock or securities exercisable for or convertible into shares of its capital stock other than as required under the terms of such capital stock or securities;

          (vi) declare, incur any liability to declare, or pay any dividends, or make any distributions in respect of, any shares of its capital stock other than as required under the terms of such capital stock;

          (vii) redeem, retire, defease, offer to purchase or change any material term, condition or covenant in respect of outstanding long-term Indebtedness other than as required under the terms of such Indebtedness;

          (viii) incur Indebtedness in one transaction or a series of related transactions in excess of $100 million in aggregate principal amount (other than intercompany Indebtedness and Indebtedness outstanding as of the Closing Date (and borrowings pursuant to the terms thereof), and any amendment or refinancing of such Indebtedness in a principal amount not exceeding the principal amount so refinanced and on financial and other terms no less favorable to the Company than such outstanding Indebtedness);

          (ix) make any material change in its accounting principles or practices (other than as required by GAAP or recommended by the Company's outside auditors), or remove the Company's outside auditors or appoint new auditors; or

          (x) appoint, or terminate or modify the terms of the employment of, any member of the Company's senior management as set forth on Annex E, and any of their successors or replacements, and any other persons of a similar level of authority and responsibility in the organizational structure who are appointed after the date hereof.

Notwithstanding the foregoing, if any of the matters referred to in this
Section 2.7(c) are proposed to but not approved by the requisite three-fifths majority (or, at and after the Board Representation Date, the requisite two-thirds majority) of the Executive Committee, then the Investor Designees on the Executive Committee shall attempt in good faith to resolve any objections any such Investor Designee may have to the proposal and, if the Investor Designees on the Executive Committee are unable to resolve in good faith the disagreement within 30 days after the Executive Committee meeting at which the matter was not approved, any member of the Executive Committee shall be entitled to present such issue to the Board of Directors where the issue may be adopted or rejected by a majority vote of the Board of Directors.

          (d) Each Investor shall take, or cause to be taken, and shall use its reasonable best efforts to cause the Company to take, or cause to be taken, all action necessary to cause the Board to annually, during the term of this Agreement, appoint an Audit and a Compensation Committee.

          2.8. Executive Officers. Each Investor shall take, or cause to be taken, and shall use its reasonable best efforts to cause the Company to take, or cause to be taken, all action necessary to cause the Board of Directors to appoint a Chief Executive Officer and such other officers of the Company ("Officers") as it may determine from time to time pursuant to the By-laws. Such Officers shall serve subject to the pleasure of the Board of Directors.

          2.9. Directors' Indemnification.

          (a) For a period of at least six years after the Closing Date, the Company shall obtain and cause to be maintained in effect, with financially sound insurers, either (i) the current policy of directors' and officers' liability insurance maintained by the Company (provided that the Company may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous in any material respect to the insured parties thereunder) with respect to claims arising from facts or events that occurred at or before the Closing Date (including consummation of the the Investment and the Restructuring), or (ii) a run-off (i.e., "tail") policy or endorsement with respect to the current policy of directors' and officers' liability insurance covering claims asserted within six years after the Closing Date arising from facts or events that occurred at or before the Closing Date (including consummation of the Investment and the Restrucutring); and such policies or endorsements shall name as insureds thereunder all present and former directors and officers of the Company or any of its Subsidiaries.

          (b) The Company shall obtain and cause to be maintained in effect, with financially sound insurers, a policy of directors' and officers' liability insurance covering all present and former directors and officers of the Company or any of its Subsidiaries and, to the extent available, the Telmex Observers (and their respective successors) in an amount and upon such terms as are reasonably acceptable to the Investors. The Company shall enter into indemnification agreements in customary form with each member of the Board of Directors and each Telmex Observer.

          (c) The Certificate of Incorporation, By-laws and other organizational documents of the Company and each of its Subsidiaries shall at all times, to the fullest extent permitted by law, provide for indemnification of, advancement of expenses to, and limitation of the personal liability of, present and former directors and officers of the Company, and the present and former members of the boards of directors or other similar managing bodies of each of the Company's Subsidiaries and such other persons, if any, who, pursuant to a provision of such Certificate of Incorporation, By-laws or other organizational documents, exercise or perform any of the powers or duties otherwise conferred or imposed upon members of the Board or the boards of directors or other similar managing bodies of each of the Company's Subsidiaries. Such provisions may not be amended, repealed or otherwise modified in any manner adverse to any present or former directors and officers of the Company or any present or former member of the boards of directors or other similar managing bodies of any of the Company's Subsidiaries, until at least six years following the termination of this Agreement.

          (d) Each member of the Board of Directors, each officer of the Company and each Telmex Observer is intended to be a third-party beneficiary of the obligations of the Company pursuant to this Section 2.9, and the obligations of the Company pursuant to this Section 2.9 shall be enforceable by the members of the Board of Directors, the officers of the Company or the Telmex Observers, as applicable.

          2.10. Expenses. The Company shall pay the reasonable out-of-pocket expenses incurred by each of the members of the Board of Directors and the Telmex Observers in connection with performing his or her duties, including without limitation the reasonable out-of-pocket expenses incurred by such person attending meetings of the Board or any committee thereof or meetings of any board of directors or other similar managing body (and any committee thereof) of any Subsidiary of the Company.

          2.11. Non-Voting Observer. Prior to the Board Representation Date and so long as Telmex Beneficially Owns shares of Common Stock representing 10% or more of the outstanding shares of Common Stock, Telmex shall have the right to designate up to two non-voting observers to the Board of Directors (each a "Telmex Observer" and, collectively, the "Telmex Observers"). The Telmex Observers shall have the same access to information concerning the business and operations of the Company and at the same time as the Directors of the Company, shall be entitled to receive notice of, and to be present at, all regular and special meetings of the Board of Directors, and any meeting of a committee thereof, and shall be entitled to participate in discussions and consult with, and make proposals and furnish advice to, the Board of Directors, and the various committees thereof, but shall not have any right to vote at such meetings. The Telmex Observers shall not be considered a "Director" of the Company for any purposes hereunder, under the By-laws or otherwise.

          2.12. Consultation Rights. Prior to the Board Representation Date, Forstmann Little shall consult with representatives of Telmex at least monthly at mutually agreeable times regarding the business, finances and prospects of the Company, including, without limitation, the matters considered by the Executive Committee pursuant to Section 2.7(c) and the matters considered by the Investors pursuant to Section 2.6; provided, however, that the information provided to Telmex in connection with such consultations shall not include information that Forstmann Little's antitrust counsel has determined in their sole discretion should not be the subject of such consultations because providing such information to Telmex could reasonably be expected to constitute a violation of applicable antitrust laws.

                                ARTICLE III

                             CERTAIN COVENANTS

          3.1. Voting. (a) Forstmann Little shall vote all shares of Common Stock over which it exercises voting power in favor of the election of the Telmex Designees and Telmex shall vote all shares of Common Stock over which it exercises voting power in favor of the election of the Forstmann Little Designees, in each case to the extent they have been nominated consistently with this Agreement. Each Investor shall take such further action as shall be necessary to comply with the terms of this Agreement and to cause the Investor Designees to be elected as Directors in accordance with this Agreement (including, to the extent consistent with this Agreement and applicable law, causing their respective designees on the Board to nominate, and recommend to the stockholders of the Company the election of the Investor Designees and opposing, and causing their respective designees on the Board to oppose, any proposal to remove an Investor Designee at each meeting of the stockholders of the Company at which the election or removal of members of the Board is on the agenda).

          (b) Each Investor shall vote all shares of Common Stock over which it may exercise voting power, and each Investor and the Company shall take all other actions necessary and appropriate, to ensure that the Certificate of Incorporation and By-laws do not at any time conflict with the provisions of this Agreement and shall not vote to approve (or consent to the approval of) any amendment to the Certificate of Incorporation and By-laws which would be inconsistent with this Agreement.

          3.2. Cooperation. (a) Each Investor shall vote all shares of Common Stock over which it exercises voting power and shall take all other necessary or desirable actions within its control (including, without limitation, attending all meetings in person or by proxy for purposes of obtaining a quorum and executing all written consents in lieu of meetings, as applicable), and the Company shall take, and each Investor shall use its reasonable best efforts to cause the Company to take, all necessary and desirable actions within its control (including, without limitation, calling special Board and stockholder meetings), to effectuate the provisions of Article II.

          (b) Each Investor agrees that it shall not commence any claim, action, suit or proceeding against the Company under any of the Transaction Documents without providing the other Investors with prior written notice thereof.

          3.3. Restrictions on other Agreements. No Investor shall grant any proxy or enter into or agree to be bound by any voting trust with respect to the Common Stock other than those granted or established by this Agreement, nor shall any Investor enter into any stockholder agreement or arrangements of any kind with any Person with respect to the Common Stock, on terms that are inconsistent with the provisions of this Agreement, or that would interfere with the ability of any Investor to comply with the provisions of this Agreement, including agreements or arrangements with respect to the acquisition, disposition or voting shares of Common Stock on terms that are inconsistent with the provisions of this Agreement, or that would interfere with the ability of any Investor to comply with the provisions of this Agreement.

          3.4. Right of First Refusal on Major Events. From and after the fourth anniversary of the Closing Date, the Company and each of the Investors agrees, that:

          (a) If (x) the Company or any of its Subsidiaries, officers, directors or employees or (y) any investment banker, financial advisor, attorney, accountants or other representatives retained by the Company or any of its Subsidiaries (the "Representatives"), which Representatives are acting at the direction and/or with the knowledge of the Company or such Subsidiary, directly or indirectly through another Person, (i) solicits, initiates or encourages (including by way of furnishing information) the making, submission or announcement of any inquiry about or proposal for a Major Event, or knowingly takes any other action designed to facilitate any Major Event, (ii) participates in any discussions or negotiations regarding, or provides any nonpublic information or data with respect to a Major Event, or (iii) receives, directly or indirectly, any inquiries or proposals from any Person relating to, or that the Company reasonably believes could lead to, a Major Event (each a "Preliminary Activity"), the Company shall promptly advise each of the Investors in writing of any Preliminary Activity (including the specific terms of any inquiry or proposal and the identity of the Person making such inquiry or proposal).

          (b) The Company shall promptly and fully inform each Investor of the status of any such Preliminary Activity, of the furnishing of information to any Person in respect of Preliminary Activity, and of any negotiations or discussions relating thereto (including any material amendments or proposed material amendments). The Company shall promptly provide to each Investor copies of all information made available to any Person with respect to any Preliminary Activity and will afford each Investor the same ability to conduct due diligence as afforded to such Person.

          (c) Promptly upon receipt by the Company or any of its Subsidiaries of a bona fide proposal from any Person for a Major Event (a "Major Event Proposal"), the Company shall deliver to the Investors a written notice (a "Major Event Notice") attaching a copy (or, in the case of an oral Major Event Proposal, a reasonably detailed written description) of the Major Event Proposal.

          (d) Promptly upon receipt of a Major Event Notice, the Investors shall engage in good faith discussions regarding the desirability and timing of the proposed Major Event and shall endeavor to agree with respect to whether to support or reject the Major Event Proposal within 5 Business Days following the Investors receipt of a Major Event Notice (the "Reconciliation Period");

          (i) If the Investors agree to support or reject the Major Event Proposal within the Reconciliation Period, then the Major Event Proposal shall be submitted to the Executive Committee for approval or rejection in accordance with Section 2.7 of this Agreement.

          (ii) If the Investors are unable to agree within the Reconciliation Period, then the Investor which objects to approval of the Major Event Proposal (the "Objecting Investor") shall be entitled, for a period of five Business Days following the Reconciliation Period (the "Solicitation Period"), to solicit, initiate, encourage or facilitate any inquiries with respect to, or the making of, a bona-fide proposal for an alternative Major Event (a "Competing Proposal") and negotiate or otherwise engage in discussions with any Person (each a "Competing Proposal Person") with respect to such Competing Proposal, provided that (A) the Objecting Investor shall, subject to clause (B), be entitled to disclose to a Competing Proposal Person the existence of the Major Event proposal and any information or material regarding the Major Event Proposal, but shall not, without the express written approval of the Board of Directors or the Executive Committee, disclose to any Person (including any Competing Proposal Person) the identity of the Person making the Major Event Proposal, and (B) each Competing Proposal Person enters into a customary confidentiality agreement with the Company on terms no less favorable to such Person than those contained in any confidentiality agreement with the proponent or proponents of the Major Event Proposal.

          (e) Within 5 Business Days after the Solicitation Period, a meeting of the Board of Directors shall be held at which the Board of Directors shall consider both the Competing Proposal and the Major Event Proposal. The Board of Directors shall adopt the Competing Proposal if the Board of Directors determines, by majority vote, that the Competing Proposal is at least as favorable to the Company's stockholders in all material respects, and is as likely or more likely to be consummated, as the Major Event Proposal. In connection with such determination the Board of Directors shall be entitled to rely on the advice of outside counsel and the Company's independent financial advisors regarding the proposals. If the Board of Directors approves the Competing Proposal, such Competing Proposal shall be recommended by the Board of Directors to the stockholders of the Company. If the Board of Directors (in a manner consistent with the provisions of this Section 3.4) approves the Major Event Proposal, the Company may enter into a definitive agreement with respect to, and consummate, a transaction substantially on the terms set forth in such Major Event Proposal.

          (f) Notwithstanding anything to the contrary in this Section 3.4, the Company's obligations pursuant to this Section 3.4 shall be subject to
(i) all applicable laws, including without limitation the Delaware General Corporation Law, and (ii) the execution by each Investor of a confidentiality agreement in form and substance reasonably satisfactory to the Company.

                                 ARTICLE IV

                           TRANSFER RESTRICTIONS

          4.1. Restrictions on Transfers of Shares. Except as provided in this Article IV or with the prior written approval of the other Investor, no Investor may, directly or indirectly, sell, assign, transfer or otherwise dispose of, by merger, consolidation or otherwise (including by operation of law), or pledge or otherwise encumber, any Restricted Securities (any such transaction, a "Transfer" and any Investor Transferring Restricted Securities, a "Transferor") to or in favor of any other Person (any Person to whom Restricted Securities are Transferred, a "Transferee"), prior to the fourth anniversary of the Closing Date (the four-year period from (and including) the Closing Date to (but excluding) such fourth anniversary, the "Investment Period"). Notwithstanding the foregoing, nothing contained herein shall be deemed to limit the ability of
(i) the Investors to Transfer shares of Common Stock in connection with a Major Event approved by the Board of Directors in accordance with this Agreement, and, if required by applicable law or the Certificate of Incorporation, by the holders of any class of Common Stock, (ii) the limited partners in either of Equity VII or MBO VIII to transfer, directly or indirectly, their limited partnership interests in Equity VII or MBO VIII, as the case may be, at any time or from time to time, or (iii) the general partners of Equity VII or MBO VIII to transfer, directly or indirectly, at any time or from time to time, up to 20% of the equity interests in Equity VII or MBO VIII, as the case may be.

          4.2. Transfers During Investment Period. (a) During the
Investment Period, no Restricted Securities may be Transferred, in whole or in part, unless the Transfer is to a Permitted Transferee.

          (b) Following any Transfer of Restricted Securities in accordance with this Section 4.2, the restrictions provided for in Section 4.1 shall continue to apply to the shares of Common Stock so Transferred.

          4.3. General Conditions to Transfer. Every Transfer of Restricted Securities made during the Investment Period must comply with the following requirements as applicable:

          (a) such Permitted Transferee shall have executed and delivered to the Company, as a condition precedent to the Transfer, an instrument or instruments in form and substance reasonably satisfactory to the Company confirming that such Permitted Transferee agrees to be bound by the terms of this Agreement, including an agreement that such Permitted Transferee shall not thereafter Transfer such Restricted Securities to any Person to whom the Transferor would not be permitted to Transfer such Common Stock pursuant to the terms of this Agreement;

          (b) the certificates issued to the Permitted Transferee which represent the Restricted Securities so Transferred shall bear the legends provided in Section 9.3;

          (c) no registration of any securities shall be required under the Securities Act or the Exchange Act, or any other applicable securities or "blue sky" laws, by reason of such Transfer and the Transferor shall have delivered to the Company an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Company, to such effect; and

          (d) such Transfer shall not be in violation of applicable law and shall be subject to receipt of all necessary regulatory approvals.

          4.4. Termination of Transfer Restrictions. Notwithstanding anything herein to the contrary, all restrictions on Transfers of Restricted Securities contained herein (other than those related to compliance with federal and state securities law) shall terminate after the fourth anniversary of the Closing Date.

                                 ARTICLE V

                           STANDSTILL PROVISIONS

          5.1. Standstill Provisions. Subject to Section 5.2, and except as otherwise expressly permitted by this Agreement (including Transfers made in compliance with the provisions of Article IV) each Investor agrees that, so long as the other Investor Beneficially Owns shares of Common Stock representing 20% or more of the outstanding shares of Common Stock, it shall not, and will cause each of its Affiliates not to, either alone or as part of a "group" (as such term is used in Section 13d-5 (as such rule is currently in effect) of the Exchange Act), and such Investor will not, and will cause each of its Affiliates not to, advise, assist or encourage others to, directly or indirectly, without the prior written consent of the other Investor:

          (a) acquire, or offer or agree to acquire, or become the Beneficial Owner of or obtain rights in respect of any shares of Common Stock, other equity securities of the Company or other securities convertible or exchangeable into equity securities of the Company;

          (b) solicit proxies or consents or become a "participant" in a "solicitation" (as such terms are defined or used in Regulation 14A under the Exchange Act) of proxies or consents with respect to any voting securities of the Company or initiate or become a participant in any stockholder proposal or "election contest" with respect to the Company or induce others to initiate the same, or otherwise seek to advise or influence any Person with respect to the voting of any voting securities of the Company in connection with the election of Directors or with respect to an amendment to the Certificate of Incorporation or By-laws that would increase or decrease the number of Directors on the Board of Directors;

          (c) form, encourage or participate in a "person" within the meaning of Section 13(d)(3) of the Exchange Act for the purpose of taking any actions described in this Section 5.1;

          (d) initiate any stockholder proposals for submission to a vote of stockholders, with respect to the Company; or

          (e) offer, seek, or propose to enter into any merger, acquisition, tender offer, sale transaction involving a substantial portion of the Company's assets or other business combination involving the Company.

          5.2. Exceptions to the Standstill Provisions. (a) Notwithstanding the foregoing, the provisions of Section 5.1 shall not prohibit:

          (i) the acquisition of securities of the Company pursuant to (x)
Article VII, (y) a distribution made on a pro rata basis to all holders of a class of the Company's capital stock, or (z) stock dividends or stock splits and similar reclassifications;

          (ii) any transaction by an Investor involving a Major Event approved by the Executive Committee or the Board of Directors pursuant hereto and, if required, by the holders of any class of Common Stock;

          (iii) the granting by the Company to the Directors of stock options or stock grants on a pro-rata basis (and the exercise thereof); or

          (iv) any transaction by an Investor involving a Competing Proposal in compliance with Section 3.4.

          (b) Nothing contained in Section 5.1 (i) shall prohibit any of the Investors or their Affiliates from complying with Rules 13d-1 through 13d-7, as applicable, promulgated under the Exchange Act or from making such disclosure to the Company's stockholders or from taking such action which, in their judgment may be required under applicable law, or (ii) shall be deemed to restrict the manner in which the Investor Designees participate in deliberations or discussions of the Board of Directors.

                                ARTICLE VI

                          [INTENTIONALLY OMITTED]

                                ARTICLE VII

                             PREEMPTIVE RIGHTS

          7.1. Preemptive Rights. (a) Except for Excluded Securities, the Company shall not issue, or agree to issue (i) any equity securities of the Company or any of its Subsidiaries, (ii) any options, warrants or other rights to subscribe for, purchase or otherwise acquire any equity securities of the Company or any of its Subsidiaries or (iii) any other securities of the Company or any of its Subsidiaries that are convertible into or exchangeable for any equity securities of the Company or any of its Subsidiaries unless, in each case, the Company shall have first given written notice (the "Preemptive Notice") to each Investor (for purposes of this Section, each a "Preemptive Offeree") that shall (a) state the Company's intention to issue any of the securities described in (i), (ii), or (iii) above (in each case, an "Issuance"), the amount to be issued, the terms of such securities, the purchase price therefor and a summary of the other material terms of the proposed Issuance, and (b) offer (a "Preemptive Offer") to issue to each Preemptive Offeree or their Affiliates up to such number of securities set forth in the Preemptive Notice (subject to Section 7.1(b)) (with respect to each Preemptive Offeree, the "Offered Securities") upon the terms and subject to the conditions set forth in the Preemptive Notice, which Preemptive Offer by its terms shall remain open and irrevocable for a period of 20 Business Days from the date it is delivered by the Company to the Investor (and, to the extent the Preemptive Offer is accepted during such 20 Business Day period, until the closing of the Issuance contemplated by the Preemptive Offer).

          (b) Each Investor shall be entitled to participate in each Issuance on a pro rata basis. The number of securities (or principal amount of debt securities) to be offered to each Preemptive Offeree shall be an amount equal to the product of (i) the total number of securities (or total principal amount of debt securities) to be issued in the Issuance multiplied by (ii) a fraction in which the numerator is the number of shares of Common Stock Beneficially Owned by such Preemptive Offeree and the denominator is the aggregate number of shares of Common Stock Beneficially Owned by all Preemptive Offerees, in each case immediately prior to such Issuance.

          (c) Notice of a Preemptive Offeree's intention to accept a Preemptive Offer, in whole or in part, shall be evidenced by a writing signed by such party and delivered to the Company prior to the end of the 20 Business Day period of such Preemptive Offer (each, a "Notice of Acceptance"), setting forth the portion of the Offered Securities that the Preemptive Offeree elects to purchase.

          (i) In the event that a Notice of Acceptance is not given by a Preemptive Offeree in respect of all the Offered Securities, the Company shall have 60 days following the earlier of (A) delivery of the Notice of Acceptance from each of the Preemptive Offerees or (B) the end of the 20 Business Day period referred to in clause (a) above, if a Notice of Acceptance is not delivered by each of the Preemptive Offerees, to issue all or any part of such remaining Offered Securities not covered by the Notice of Acceptance to any other Person(s), but only at a price not less than the price, and on terms no more favorable to the other Person(s) than the terms, stated in the Preemptive Notice.

          (ii) If the Company does not consummate the Issuance of all or part of the remaining Offered Securities to such other Person(s) within such 60-day period, the right provided hereunder shall be deemed to be revived with respect to such remaining Offered Securities and such securities shall not be offered unless first re-offered to each Preemptive Offeree in accordance with this Section.

          (iii) Upon the closing of the Issuance to such other Person(s) (the "Other Buyers") of all or part of the remaining Offered Securities (or if there are no Other Buyers, on the first Business Day following such 60th day), each Preemptive Offeree shall purchase from the Company, and the Company shall issue to each such Preemptive Offeree, the Offered Securities covered by its Notice of Acceptance delivered to the Company by the Preemptive Offeree, on the terms specified in the Preemptive Offer; provided that, if the closing of the Issuance to such Other Buyers is to occur prior to the 20th Business Day following delivery of the Notice of Acceptance, the Preemptive Offeree shall have until such 20th Business Day to pay the purchase price for the Offered Securities covered by the Notice of Acceptance. The purchase by a Preemptive Offeree of any Offered Securities is subject in all cases to the execution and delivery by the Company and the Preemptive Offeree of a purchase agreement relating to such Offered Securities in customary form and in form and substance similar in all material respects to the extent applicable to that executed and delivered between the Company and the Other Buyers or the other Preemptive Offerees.

          (d) For purposes of this Section 7.1, "Excluded Securities" shall mean: (i) any securities issued as a stock dividend or upon any stock split or other subdivision or combination of shares of capital stock of the Company or any of its Subsidiaries; (ii) securities issuable or issued to employees of the Company pursuant to an employee benefit plan or agreement duly approved or authorized by the Board of Directors or a committee thereof; (iii) securities issued in connection with a Major Event; (iv) securities issued upon exercise of any then-previously issued warrants, options or other similar rights; (v) securities issued in connection with the acquisition, by merger, purchase or otherwise, of any equity interests in or assets of any other Person approved pursuant to Section 2.7(c); (vi) any Indebtedness incurred pursuant to the Amended Bank Credit Facility;
(vii) any intercompany Indebtedness; and (viii) securities issued pursuant to this Section 7.1 resulting from the prior exercise of preemptive rights.

          7.2. Substitute Securities. So long as there remain outstanding any shares of Class C Common Stock, the Company shall permit a Preemptive Offeree to purchase, in lieu of shares of Class A Common Stock (or rights to acquire the same, as the case may be) to be issued in the proposed Issuance, (i) shares of Class C Common Stock (or rights to acquire the same, as the case may be) in the case of Telmex, and (ii) shares of Class D Common Stock (or rights to acquire the same, as the case may be) in the case of Forstmann Little (in the case of either clause (i) or (ii), "Substitute Securities"); provided, however, that, to the extent that there are not sufficient shares of Class C Common Stock or Class D Common Stock, as the case may be, authorized by the Certificate of Incorporation, the Preemptive Offeree may purchase the securities to be issued in the proposed Issuance and the terms of the proposed Issuance shall be adjusted accordingly to allow the Preemptive Offeree to convert such securities into Substitute Securities as soon as reasonably practicable after such shares of Class C Common Stock or Class D Common Stock are so authorized. The Company shall take such further action (to the extent consistent with applicable law) as shall be necessary to ensure that there is available out of its authorized but unissued shares of Common Stock such number of its shares of Common Stock as shall be sufficient to effect the issuance of Substitute Securities. If a Preemptive Offeree elects to purchase Substitute Securities pursuant to this Section 7.2, the number of securities to be issued to such Preemptive Offeree, the purchase price therefor and the other material terms of the proposed Issuance shall be adjusted accordingly to preserve the economics of the securities.

                               ARTICLE VIII

                                    TERM

          8.1. Term. This Agreement shall become effective as of the closing under the Stock Purchase Agreement (the date on which such closing occurs, the "Closing Date") and shall terminate on the date that either of the Investors Beneficially Owns shares of Common Stock representing less than 10% of the outstanding shares of Common Stock; provided, however, that this Agreement shall not terminate as a result of a Transfer of Common Stock in violation of this Agreement that causes an Investor to Beneficially Own shares of Common Stock representing less than 10% of the outstanding shares of Common Stock. Upon such termination, there shall be no liability on the part of any party hereto, except that nothing in this
Section 8.1 shall in any way relieve any party from liability for any breach of the provisions set forth herein for the period prior to the termination of this Agreement.

                                ARTICLE IX

                                  GENERAL

          9.1. Accounting; Financial Statements and Other Information. (a) The Company will maintain a system of accounting established and administered in accordance with GAAP. Whenever the Company is not otherwise subject to the reporting obligations of the Exchange Act, the Company will deliver to each Investor:

          (i) within 90 days after the end of each fiscal year of the Company, consolidated balance sheets of the Company and its Subsidiaries as at the end of such year and the related consolidated statements of income, stockholders' equity and cash flows of the Company and its Subsidiaries for such fiscal year, setting forth in each case in comparative form figures for the previous fiscal year, all in reasonable detail and accompanied by a report thereon of independent certified public accountants of recognized standing selected by the Company which report shall state that such consolidated financial statements present fairly in all material respects the financial position of the Company as at the dates indicated and the results of its operations and its cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise specified in such report) and that the audit by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

          (ii) within 45 days after the end of each fiscal quarter of the Company, consolidated balance sheets of the Company and its Subsidiaries as at the end of such quarter and the related consolidated statements of income, stockholders' equity and cash flows of the Company and its Subsidiaries for such fiscal quarter, setting forth, in each case in comparative form, figures for the previous fiscal quarter, all in reasonable detail; and

          (iii) with reasonable promptness, such other information and data with respect to the Company or any of its Subsidiaries as from time to time may be reasonably requested by an Investor.

          (b) Each set of financial statements required to be provided by the Company pursuant to this Section 9.1 shall be substantially in the form appropriate for inclusion in a filing on Form 10-K or Form 10-Q, as applicable, with the SEC pursuant to the Exchange Act, and shall be accompanied by a narrative report setting forth, in reasonable detail, for such period, any material deviations by the Company and its Subsidiaries from the Business Plan.

          9.2. Competition. (a) The Company and each of the Investors agree that each Investor and its Affiliates, officers, directors, employees and agents may, alone or in combination with any other Person, engage in activities or businesses, make investments in and acquisitions of any Person, and enter into partnerships and joint ventures with any Person, whether or not competitive now or in the future with the businesses or activities of the Company.

          (b) The Company and each of the Investors agree that no Investor, nor any Affiliate, officer, director, employee and agent thereof, shall have any obligation to refer to the Company any business opportunities presented to or developed by any of them, except to the extent they were presented to or developed by such Person specifically in its capacity as a stockholder, officer, director, employee or agent of the Company.

          9.3. Legend on Stock Certificates, Etc. (a) Each certificate representing Restricted Securities shall contain a legend, in addition to any other legend required by the Board of Directors or the Company pursuant to the By-laws or applicable law, reading substantially as follows:

     "ANY SALE, ASSIGNMENT, TRANSFER OR OTHER DISPOSITION, OR ANY PLEDGE OR OTHER ENCUMBRANCE, OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY, AND THE RIGHTS OF THE HOLDER OF SUCH SECURITIES ARE SUBJECT TO, THE TERMS AND CONDITIONS CONTAINED IN THE STOCKHOLDERS AGREEMENT, DATED AS OF [ ], AS IT MAY BE AMENDED FROM TIME TO TIME, AND THE COMPANY'S CERTIFICATE OF INCORPORATION AND BY-LAWS, WHICH ARE AVAILABLE FOR EXAMINATION AT THE REGISTERED OFFICE OF THE COMPANY.

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN
     REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE
     SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR
     OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE
     REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE
     SECURITIES LAWS OR AN APPLICABLE EXEMPTION TO THE
     REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH LAWS."

The Company will maintain an executed counterpart of this Agreement on file in its principal office and will make such counterpart available for inspection. The Company shall not transfer on its books any certificates representing Restricted Securities, or other shares of capital stock, nor issue any certificates in lieu thereof unless all the conditions hereof have been complied with, and a purported transfer not in accordance with the terms hereof shall be void.

          (b) The requirement that the above securities legend be placed upon certificates evidencing any shares of Restricted Securities shall cease and terminate upon the earliest of the following events: (i) when such shares are transferred in an underwritten public offering, (ii) when such shares are transferred pursuant to Rule 144 under the Securities Act or (iii) when such shares are transferred in any other transaction if the Transferor delivers to the Company an opinion of its counsel, which counsel and opinion shall be reasonably satisfactory to the Company, or a "no-action" letter from the staff of the SEC, in either case to the effect that such legend is no longer necessary in order to protect the Company against a violation by it of the Securities Act upon any sale or other disposition of such shares without registration thereunder. The requirement that the above legend regarding this Agreement be placed upon certificates evidencing shares of Restricted Securities shall cease and terminate upon the Transfer of such shares other than to a Permitted Transferee. Upon the consummation of any event requiring the removal of a legend hereunder, the Company, upon the surrender of certificates containing such legend, shall, at its own expense, deliver to the holder of any such shares as to which the requirement for such legend shall have terminated, one or more new certificates evidencing such shares not bearing such legend.

          9.4. Successors and Assigns. This Agreement shall bind and inure to the benefit of the Company and the Investors and their respective successors and permitted assigns, provided that, the Company may not assign its rights or obligations under this Agreement to any Person without the prior written consent of the Investors, and provided further that, except as provided in Article IV, the Investors may not assign their rights or obligations under this Agreement to any Person without the prior written consent of the Company and the other Investor.

          9.5. Entire Agreement. This Agreement (including the Annexes, Schedules and Exhibits hereto), the Stock Purchase Agreement and the Registration Rights Agreement constitute the entire agreement between the parties and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

          9.6. Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by telecopy, nationally recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:

                      if to the Company, to:

                      XO Communications, Inc.
                      11111 Sunset Hills Road
                      Reston, VA  20190
                      Attention:  Gary D. Begeman, Esq.

                      with a copy to:

                      Willkie Farr & Gallagher
                      787 Seventh Avenue
                      New York, NY  10019
                      Telecopy:  (212) 728-8111
                      Attention:  Bruce R. Kraus, Esq.

                      if to Forstmann Little, to:

                      c/o Forstmann Little & Co.
                      767 Fifth Avenue
                      New York, NY  10153
                      Attention:  Sandra J. Horbach

                      with a copy to:

                      Fried, Frank, Harris, Shriver & Jacobson
                      One New York Plaza
                      New York, NY  10004
                      Telecopy:  (212) 859-4000
                      Attention:    Stephen Fraidin, Esq.

                      if to Telmex, to:

                      Telefonos de Mexico, S.A. de C.V.
                      Parque Via 190, Piso 10
                      Colonia Cuauhtemoc
                      06599 Mexico, D.F.
                      Attention:  Lic. Javier Mondragon Alarcon

                      with a copy to:

                      Latham & Watkins
                      885 Third Avenue
                      Suite 1000
                      New York, NY  10022-4802
                      Telecopy:  (212) 751-4864
                      Attention:    Charles M. Nathan, Esq.

          Any notice, request, consents or other communication delivered hereunder will be conclusively deemed to have been given: (i) if by personal delivery, upon the actual delivery thereof; (ii) if by certified or registered mail, on the fifth Business Day following the deposit thereof in the mail; and (iii) if by electronic means, on the day of transmittal thereof if given on a Business Day during normal business hours or on the next succeeding Business Day if given at other times. A party giving notice, request, consent or other communication by electronic means shall send the original thereof by personal delivery or by certified or registered mail unless the intended recipient agrees otherwise.

          9.7. Amendments. The terms and provisions of this Agreement may be modified or amended, or any of the provisions hereof waived, temporarily or permanently, in a writing executed and delivered by the Company and each of the Investors. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

          9.8. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

          9.9. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

          9.10. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW.

          9.11. Submission to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America, in each case located in the State of Delaware, for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating hereto other than in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in this Agreement shall be effective service of process for any litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Delaware or the United States of America, in each case located in the State of Delaware, hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.

          9.12. Waiver of Jury Trial. THE COMPANY AND THE INVESTORS HEREBY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

          9.13. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

          9.14. Third Party Beneficiaries. Except as provided in Section 2.9(c), none of the provisions of this Agreement shall be for the benefit of, or enforceable by, any third party.

          9.15. Remedies. The parties hereto agree that money damages or other remedy at law would not be sufficient or adequate remedy for any breach or violation of, or a default under, this Agreement by them and that in addition to all other remedies available to them, each of them shall be entitled to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including without limitation specific performance, without bond or other security being required.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


FORSTMANN LITTLE & CO. EQUITY PARTNERSHIP VII, L.P.

By:  FLC XXXII Partnership, L.P.,
     its general partner


By:
     ------------------------------
     Sandra J. Horbach,
     a general partner


FORSTMANN LITTLE & CO. SUBORDINATED DEBT AND EQUITY MANAGEMENT
BUYOUT PARTNERSHIP VIII, L.P.

By:  FLC XXXIII Partnership,
     its general partner



By:
     ------------------------------
     Sandra J. Horbach,
     a general partner


TELEFONOS DE MEXICO, S.A. DE C.V.


By:
     ------------------------------
     Name:  Ing. Jaime Chico Pardo
     Title: Director General




XO COMMUNICATIONS, INC.

By:
     ------------------------------
     Name:  Daniel F. Akerson
     Title: Chairman and Chief Executive
            Officer

                                                                    Annex A

                                DEFINITIONS

          "Acquisition" shall mean the acquisition by any "person" or any "group" (as such terms are used for purposes of Rules 13d-1 and 13d-5 under the Exchange Act) of more than 50% of the total number of outstanding shares of Common Stock.

          "Affiliate" shall mean, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" having meanings correlative to the foregoing.

          "Agreement" shall have the meaning ascribed to such term in the preamble to this Agreement.

          "Amended Bank Credit Facility" shall mean a bank credit facility under which the Company is the borrower, in effect as of the Closing Date as a replacement to the Bank Credit Facility, which provides for a term loan or term loans and revolving loans.

          "Bank Credit Facility" shall mean the Credit and Guarantee Agreement, dated as of February 3, 2000, among NEXTLINK Communications, Inc., the predecessor to the Company ("Nextlink"), certain subsidiaries of Nextlink, various Lenders (as defined therein), Goldman Sachs Credit Partners, L.P., as Syndication Agent, Toronto Dominion (Texas), Inc., as Administrative Agent, Barclays Bank plc and The Chase Manhattan Bank, as Co-Documentation Agents, and TD Securities, together with Goldman Sachs Credit Partners, L.P., the Joint Lead Arrangers, and all ancillary agreements entered into pursuant to the terms thereof, each as amended as of the Closing Date.

          "Beneficial Ownership" shall have the meaning ascribed to such term in Rules 13d-3 and 13d-5 under the Exchange Act, except that, solely for the purpose of determining "Beneficial Ownership," (i) a Person shall be deemed to have "Beneficial Ownership" of all shares of Common Stock that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, and (ii) "Beneficial Ownership" shall be determined without regard to any disclaimer of beneficial ownership and without regard to the fact that one or more classes of the Common Stock is not registered under the Exchange Act; provided, however, that an Investor shall be deemed to Beneficially Own shares of Class A Common Stock only at such time, and to the extent, that it has record ownership of shares of Class A Common Stock and shall not be deemed to Beneficially Own shares of Class A Common Stock by virtue of its ownership of shares of Class C Common Stock or Class D Common Stock or any other option, warrant or security exercisable for or convertible into shares of Class A Common Stock. Correlative meanings shall also be ascribed to the terms "Beneficially Own" and "Beneficial Owner".

          "Board of Directors" or "Board" shall have the meaning ascribed to such term in Section 2.1, as the same may be composed from time to time in accordance with this Agreement and the By-laws.

          "Board Representation Date" shall mean the earlier of (i) the first date on which the Board of Directors has received written notice from Telmex that Telmex desires to designate Directors to the Board pursuant to
Section 2.2(b), and Telmex has determined in good faith, after consultation with its legal counsel, which counsel shall be an outside law firm of national reputation, that one or more directors, officers or employees of Telmex or a Subsidiary of Telmex can become Directors without violating
Section 8 of the Clayton Antitrust Act of 1914, as amended, and (ii) the first date upon which any director, officer or employee of Telmex or a Subsidiary of Telmex is elected or appointed as a Director.

          "Business Day" shall mean any day other than a Saturday or Sunday which is not a day on which banking institutions in New York City are authorized or obligated by law or executive order to close.

          "Business Plan" shall mean the business plan of the Company, as approved by each of the Investors prior to the Closing Date, and as the same may be amended from time to time in accordance with this Agreement. A copy of the Business Plan, as approved by each of the Investors prior to the Closing Date, which approval shall not be unreasonably withheld, shall be attached hereto as Annex D.

          "By-laws" shall mean the By-laws of the Company, as in effect on the Closing Date, as the same may be amended from time to time in accordance with this Agreement and the terms thereof.

          "Capital Lease" shall mean a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

          "Certificate of Incorporation" shall mean the Amended and Restated Certificate of Incorporation of the Company, as in effect on the Closing Date, as the same may be amended from time to time in accordance with this Agreement and the terms thereof.

          "Class A Common Stock" shall have the meaning ascribed to such term in the recitals to this Agreement.

          "Class C Common Stock" shall have the meaning ascribed to such term in the recitals to this Agreement.

          "Class D Common Stock" shall have the meaning ascribed to such term in the recitals to this Agreement.

          "Closing Date" shall have the meaning set forth in Section 8.1 of this Agreement.

          "Common Stock" shall have the meaning ascribed to such term in the recitals to this Agreement.

          "Company" shall have the meaning ascribed to such term in the preamble to this Agreement.

          "Competing Proposal" shall have the meaning ascribed to such term in Section 3.4(d).

          "Competing Proposal Person" shall have the meaning ascribed to such term in Section 3.4(d).

          "Director" shall have the meaning ascribed to such term in
Section 2.1.

          "Encumbrance" shall mean, with respect to any Person, any mortgage, lien, pledge, charge, claim, option, proxy, voting trust, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

          "Equity VII" shall have the meaning ascribed to such term in the preamble to this Agreement.

          "Equity Derivative Securities" shall mean any and all equity or debt securities (or any hybrid or combination thereof) convertible into or exchangeable or exercisable for, or which otherwise give the holder thereof the right to acquire, any equity securities of the Company.

          "Exchange Act" shall mean the United States Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

          "Excluded Securities" shall have the meaning ascribed to such term in Section 7.1(d).

          "Fair Market Value" shall mean (i) in the case of cash, the amount thereof, (ii) in the case of capital stock that has been publicly traded for a period of at least 12 months, the Market Value thereof, and
(iii) in the case of other assets or securities, the fair market value thereof as determined in good faith by the Board of Directors (which determination shall be conclusive and binding on all stockholders).

          "Forstmann Little" shall have the meaning ascribed to such term in the preamble to this Agreement.

          "Forstmann Little Designee" or "Forstmann Little Designees" shall have the meaning ascribed to such term in Section 2.2(a).

          "GAAP" shall mean generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), that are applicable to the circumstances as of the date of determination.

          "Guaranty" shall mean, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing (whether by reason of being a general partner of a partnership or otherwise) any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person: (a) to purchase such indebtedness or obligation or any property constituting security therefor; (b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation; (c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or (d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof. In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

          "Indebtedness" shall mean, with respect to any Person, at any time, without duplication, (a) its liabilities for borrowed money; (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property); (c) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases; (d) all liabilities for borrowed money secured by any Encumbrance with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities); (e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money); (f) Swaps of such Person; and
(g) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

          "Independent Directors" shall have the meaning ascribed to such term in Section 2.2(d).

          "Investment" shall have the meaning ascribed to such term in the Stock Purchase Agreement.

          "Investment Period" shall have the meaning ascribed to such term in Section 4.1.

          "Investor" or "Investors" shall have the meaning ascribed to such terms in the preamble to this Agreement.

          "Investor Designee" or "Investor Designees" shall have the meaning ascribed to such term in Section 2.2(a).

          "Issuance" shall have the meaning ascribed to such term in
Section 7.1(a).

          "Major Event" shall mean any merger (other than a merger of a wholly-owned Subsidiary of the Company with and into the Company), consolidation, reorganization or recapitalization of the Company or any sale of all or a substantial portion of the assets of the Company and its Subsidiaries, taken as a whole.

          "Major Event Notice" shall have the meaning ascribed to such term in Section 3.4(c).

          "Major Event Proposal" shall have the meaning ascribed to such term in Section 3.4(c).

          "Market Value" means, as of any date of determination, (i) with respect to shares of any class or series of capital stock traded (1) on the New York Stock Exchange (the "NYSE") or another national stock exchange or quoted on The National Market System of the Nasdaq Stock Market ("Nasdaq NMS") the average of the reported closing bid and asked prices regular way of a share of such class or series for the 30 trading days immediately preceding such date of determination (the "Relevant Trading Period"), as reported, (x) in the case of the NYSE, on the NYSE composite tape, and (y) in the case of any other national securities exchange or Nasdaq NMS, publicly by such exchange or Nasdaq NMS, or (2) solely or primarily in the over-the-counter market, the average of the bid and asked prices of a share of such class or series in the over-the-counter market during the Relevant Trading Period as furnished by any NYSE member firm selected from time to time by the Company or (ii) with respect to any class or series of capital stock not traded or quoted on the NYSE, any other national stock exchange or Nasdaq NMS or in the over-the-counter market, the fair market value of a share of such class or series as determined in good faith by the Board of Directors (which determination shall be conclusive and binding on all stockholders).

          "Maximum Number" means the number, rounded up to the next whole number, equal to the product of (i) the total number of Directors on the Board multiplied by (ii) a fraction in which the numerator is the total number of outstanding shares of Common Stock Beneficially Owned by Telmex, and the denominator is the total number of shares of Common Stock outstanding; provided that in no event shall the Maximum Number exceed the number of Directors on the Board appointed or nominated by Forstmann Little (excluding the Telmex Independent Designees).

          "MBO VIII" shall have the meaning ascribed to such term in the preamble to this Agreement.

          "Notice of Acceptance" shall have the meaning ascribed to such term in Section 7.1(c).

          "Objecting Investor" shall have the meaning ascribed to such term in Section 3.4(d).

          "Offered Securities" shall have the meaning ascribed to such term in Section 7.1(a).

          "Officers" shall have the meaning ascribed to such term in
Section 2.8.

          "Other Buyers" shall have the meaning ascribed to such term in
Section 7.1(c).

          "Permitted Benefit Plan Issuance" means any issuance of equity securities or Equity Derivative Securities to directors, officers, employees in the ordinary course of business pursuant to an employee stock purchase plan, employee stock option plan or other similar compensation plan approved by the compensation committee of the Board of Directors or the Board of Directors.

          "Permitted Transferee" means a Transferee who (i) becomes such as a result of a Transfer (x) in connection with a transaction in which the Transferor (which must be a Person owning assets other than the Common Stock with a Fair Market Value in excess of the Fair Market Value of the Common Stock Beneficially Owned by it, as of the most recent practicable date prior to the Transfer) consolidates, amalgamates or merges with, or sells or otherwise conveys all or substantially all of its assets to, another Person or Persons, such that all shares of Common Stock owned by the Transferor become owned, directly or indirectly through the Person or Persons surviving such consolidation, amalgamation or merger or acquiring all or substantially all of such assets, as the case may be; or (y) in the case of Forstmann Little, to any Affiliate of Equity VII or MBO VIII so long as the Transferee remains an Affiliate of Equity VII or MBO VIII, as the case may be, or in the case of Telmex, to Telefonos de Mexico, S.A. de C.V. or any Subsidiary of Telefonos de Mexico, S.A. de C.V. so long as the Transferee remains a Subsidiary of Telefonos de Mexico, S.A. de C.V.; and
(ii) executes a copy of this Agreement.

          "Person" shall mean any individual, corporation, limited liability company, partnership, trust or other entity, and shall include any successor (by merger or otherwise) of such entity.

          "Preemptive Notice" shall have the meaning ascribed to such term in Section 7.1(a).

          "Preemptive Offer" shall have the meaning ascribed to such term in Section 7.1(a).

          "Preemptive Offeree" shall have the meaning ascribed to such term in Section 7.1(a).

          "Preferred Stock" shall have the meaning ascribed to such term in the Certificate of Incorporation.

          "Preliminary Activity" shall have the meaning ascribed to such term in Section 3.4(a).

          "Reconciliation Period" shall have the meaning ascribed to such term in Section 3.4(d).

          "Registration Rights Agreement" shall mean the Registration Rights Agreement dated as of _______________, 2002 among the Investors and the Company.

          "Representatives" shall have the meaning ascribed to such term in
Section 3.4(a).

          "Restricted Securities" means shares of Common Stock of the Company purchased pursuant to the Stock Purchase Agreement by an Investor and any securities issued or issuable with respect to such shares of Common Stock by way of a stock split, stock dividend or stock combination, or any shares of Common Stock issued in connection with a recapitalization, merger, consolidation or other reorganization.

          "Restructuring" shall have the meaning ascribed to such term in the Stock Purchase Agreement.

          "SEC" shall mean the United States Securities and Exchange Commission or any other federal agency at the time administering the Securities Act or the Exchange Act.

          "Securities Act" shall mean the United States Securities Act of 1933 and the rules and regulations promulgated thereunder.

          "Solicitation Period" shall have the meaning ascribed to such term in Section 3.4(d).

          "Stock Purchase Agreement" shall have the meaning ascribed to such term in the recitals to this Agreement.

          "Subsidiary" of any Person shall mean (i) a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

          "Substitute Securities" shall have the meaning ascribed to such term in Section 7.2.

          "Swaps" means, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency.

          "Telmex" shall have the meaning ascribed to such term in the preamble to this Agreement.

          "Telmex Designee" or "Telmex Designees" shall have the meaning ascribed to such term in Section 2.2(a).

          "Telmex Independent Designees" means those individuals nominated by Telmex who are independent of, and not affiliated with, either Telmex or the Company. The number of Telmex Independent Designees shall not exceed the Maximum Number.

          "Telmex Observer" or "Telmex Observers" shall have the meaning ascribed to such term in Section 2.11.

          "Third Party" shall mean any Person other than the Company or the Investors, or any of their respective Affiliates.

          "Transaction Documents" shall mean this Agreement, the Stock Purchase Agreement, and the Registration Rights Agreement.

          "Transfer" shall have the meaning ascribed to such term in
Section 4.1.

          "Transferee" shall have the meaning ascribed to such term in
Section 4.1.

          "Transferor" shall have the meaning ascribed to such term in
Section 4.1.

          "Vacancy Period" shall have the meaning ascribed to such term in
Section 2.3(a).

          "XO" shall have the meaning ascribed to such term in the preamble to this Agreement.